EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements on Form S-8 (File Nos. 333-02151, 333-60807, 333-44824, 333-68158, 333-96961, 333-100709, 333-126787 and 333-150315) of our reports dated February 26, 2007, except for Note 19 relating to fiscal year 2006, as to which the date is February 17, 2009, with respect to the 2006 consolidated financial statements of Cognex Corporation and 2006 financial statement schedule of Cognex Corporation included in this Annual Report (Form 10-K) of Cognex Corporation for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Boston, Massachusetts
February 17, 2009